Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Travere Therapeutics, Inc.
San Diego, California

We hereby consent to the incorporation by reference in the Registration Statement of our reports dated February 23, 2023, relating to the consolidated financial statements and the effectiveness of Travere Therapeutics, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, P.A.

San Diego, California
August 3, 2023